EXHIBIT 8.1

September 6, 2007

Magellan Midstream Holdings, L.P.

One Williams Center

Tulsa, Oklahoma 74172

RE:	Magellan Midstream Holdings, L.P. Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Magellan Midstream Holdings, L.P. (the “Partnership”), a Delaware limited partnership, with respect to certain legal matters in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a Prospectus Supplement dated September 5, 2007 (the “Prospectus Supplement”) to which this opinion is an exhibit and the Prospectus dated May 1, 2006 (the “Prospectus”) forming part of the Registration Statement on Form S-3 (No. 333-141228) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), regarding the offer and sale by MGG Midstream Holdings, L.P., a Delaware limited partnership (the “Selling Unitholder”), of 8,500,000 common units representing limited partner interests in the Partnership.

In connection therewith, we prepared the discussions set forth under the caption “Tax Considerations” in the Prospectus Supplement and “Material Tax Consequences” in the Prospectus (together, the “Discussions”).

All statements of legal conclusions contained in the Discussions, unless otherwise noted, are our opinion with respect to the matters set forth therein (i) as of the date of the Prospectus Supplement in respect of the discussion set forth under the caption “Tax Considerations” and (ii) as of the effective date of the Prospectus in respect of the discussion set forth under the caption “Material Tax Consequences,” in both cases qualified by the limitations contained in the Discussions. In addition, we are of the opinion that the Discussions with respect to those matters as to which no legal conclusions are provided are accurate discussions of such federal income tax matters (except for the representations and statements of fact by the Partnership and its general partner, included in the Discussions, as to which we express no opinion).

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Houston London Moscow New York Shanghai Tokyo Washington	First City Tower, 1001 Fannin Street, Suite 2300, Houston, TX 77002-6760 Tel 713.758.2222 Fax 713.758.2346 www.velaw.com

EXHIBIT 8.1, Page 2

We hereby consent to the filing of this opinion of counsel as Exhibit 8.1 to the Current Report on Form 8-K of the Partnership dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our firm in the Prospectus Supplement and the Prospectus. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.
Vinson & Elkins L.L.P.